Exhibit 4.2

Final Execution Version

OMEGA HOLDCO B.V.

AND

OMEGA MANAGEMENT GMBH & CO. KG

OPTION AGREEMENT

REGARDING

ORDINARY A SHARES AND ORDINARY B2 SHARES

IN OMEGA HOLDING B.V.

THIS AGREEMENT is made on      January 2011

BETWEEN:

(1)	OMEGA HOLDCO B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its seat in Amsterdam, the Netherlands, its address at 1079 LH Amsterdam, the Netherlands, Amsteldijk 166, and registered with the trade register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) under number 34393663 (hereinafter being referred to as “Topco”);

(2)	OMEGA MANAGEMENT GMBH & CO. KG, a limited partnership (Kommanditgesellschaft) under the laws of Germany, having its seat in Frankfurt and Main, Germany (the “Partnership”);

and the persons mentioned under paragraphs (1) and (2) (inclusive) above, together with their respective successors in title and assigns, are individually referred to as a “Party” and together as the “Parties”.

WHEREAS:

(A)	On 20 January 2011, the board of directors of Topco resolved, among other matters, to grant rights to subscribe for up to 190,784 ordinary A shares (the “A Shares”) and up to 95,932 ordinary B2 shares (the “B2 Shares” and together with the A shares, the “Shares”) as well as 95,932 ordinary B1 shares in the capital of Topco to the Partnership and to exclude the pre-emptive rights of the other shareholders of Topco with respect to the granting of the right to subscribe for the Shares.

(B)	The Parties hereby wish to record their agreement on the exercise of rights to subscribe for up to 185,763 A Shares and 95,263 B2 Shares (together the “Option Shares”) by the Partnership to facilitate the investment by certain managers of Topco and its affiliates in the form of a management equity participation plan.

NOW, THEREFORE, THE PARTIES HEREBY AGREE as follows:

1.	INTERPRETATION

1.1	In this Option Agreement and the Schedules hereto, unless the context requires otherwise:

“Encumbrance” means a lien, charge, right of pledge (pandrecht), right of usufruct (vruchtgebruik) or other encumbrance or right exercisable by a third party having similar effect;

“Law” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, whether supranational, national, state, provincial, municipal or local, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary Law and equity and civil and other codes and all other laws of, or having effect in, any jurisdiction, from time to time and whether before or after the date of this Option Agreement;

“Option” means the rights of the Partnership to subscribe for any or all of the Option Shares;

“Option Agreement” means this option agreement, including the recitals and all Schedules to it, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof; and

“Option Shares” has the meaning ascribed to such term in (B).

1.2	In this Option Agreement, unless the context requires otherwise or the contrary is expressly stated:

1.2.1	references to the singular include references to the plural and vice versa;

1.2.2	a reference to a person includes a reference to any natural person, corporation, company, trust, foundation, co-operative, other legal entity, body corporate (wherever or however incorporated or established), association, partnership, government, state agency, public authority, joint venture, works council or other employee representative body in any jurisdiction and whether or not having a separate legal personality;

1.2.3	a reference to a person includes a reference to that person’s legal personal representatives, successors, permitted assigns and permitted nominees in any jurisdiction and whether or not having separate legal personality;

1.2.4	a reference to this Option Agreement or any other agreement or document shall be construed as a reference to this Option Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented in accordance with the provisions of this Option Agreement or such other agreement or document;

1.2.5	a reference to a company shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established;

1.2.6	the words “hereof”, “herein”, “hereunder” and “hereby” and words of similar import, when used in this Option Agreement, shall refer to this Option Agreement as a whole and not to any particular provision of this Option Agreement;

1.2.7	wherever the word “include”, “includes”, or “including” is used in this Option Agreement, it shall be deemed to be followed by the words “without limitation”;

1.2.8	a company is a ‘subsidiary’ of another company, its ‘parent’ company, if that other company:

(a)	holds a majority of the voting rights in it;

(b)	has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any);

(c)	is a shareholder or member of it and controls alone or together with other persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(d)	if it is a subsidiary of a company which is itself a subsidiary of that other company;

1.3	The Recitals and Schedules form part of this Option Agreement and references to “Clauses”, “Recitals” or “Schedules” refer to clauses and recitals of, and schedules to, this Option Agreement.

1.4	The headings in this Option Agreement are inserted for convenience and reference purposes only and do not affect its interpretation.

1.5	English language words used in this Option Agreement intend to describe Dutch legal concepts and the consequences of the use of these words in any Law other than Dutch Law shall be disregarded. If there is a discrepancy between an English language word and a Dutch language word used to clarify it, then and to the extent of the conflict only, the meaning of the Dutch language word prevails.

2.	THE OPTION

2.1	On 20 January 2011, the board of directors of Topco has resolved to grant to the Partnership the right to subscribe for the Shares.

2.2	The Option:

2.2.1	is irrevocable;

2.2.2	may be exercised by the Partnership one or more times at any time and from time to time in its entire discretion in respect of any number of the Option Shares (subject always to the maximum number of Option Shares referred to in Recital (B)) by giving written notice to this effect to Topco, specifying the number of Option Shares in respect of which it is exercising the Option and the subscription price per Option Share (the “Subscription Price”), following which the Option Shares identified in the notice shall be issued by Topco to the Partnership upon payment of the Subscription Price (which for the avoidance of doubt should at least equal the nominal value of such Option Shares) to Topco;

2.2.3	shall remain in place and be exercisable by the Partnership in its entire discretion in accordance with Clause 2.2.2 in respect of any Option Shares remaining the subject to the Option;

2.2.4	shall remain in force and effect from the date of this Option Agreement until the date that all Option Shares that are the subject of the Option have been issued by Topco to the Partnership; and

2.2.5	shall be binding on Topco and its successors and assigns including, without limitation, any entity into which Topco is merged or which results from the merger or other combination of Topco and any other entities of any nature whatsoever.

3.	ISSUE OF OPTION SHARES

3.1	Upon receipt of a written Option exercise notice in accordance with Clause 2.2.2, Topco shall take all actions and procure that all actions will be taken to issue the Option Shares that are the subject of the Option exercise notice as soon as possible, but in any event within 5 days, including:

3.1.1	signing a power of attorney authorising a public notary to execute a deed of issue of shares substantially in the form set out in Schedule 1;

3.1.2	updating its shareholder register to reflect the issue of the relevant Option Shares; and

3.1.3	registering the increase of its issued share capital with the trade register of the Chamber of Commerce.

3.2	The Partnership shall provide all reasonable cooperation to facilitate the issue of the relevant Option Shares in accordance with Clause 3.1.

4.	WARRANTIES

4.1	Topco represents and warrants to the Partnership that:

4.1.1	Topco has been duly incorporated and validly exists under the laws of the Netherlands and has the necessary corporate capacity and power to enter into this Option Agreement and to perform its obligations under the Option Agreement;

4.1.2	Topco has full corporate power and authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement, and the consummation of the transactions contemplated hereby, have been duly authorised by all necessary corporate action on the part of Topco, and no other corporate proceedings on the part of Topco is necessary to authorise this Option Agreement and to consummate the transactions contemplated hereby;

4.1.3	this Option Agreement has been duly executed and delivered by Topco and constitutes a valid and legally binding obligation of Topco enforceable in accordance with its terms and conditions;

4.1.4	no approval, consent, license or notice to any regulatory or governmental body must be obtained or made by Topco in connection with the execution and performance by it of this Option Agreement; and

4.1.5	the Option Shares are free and clear of any Encumbrances, and there is no agreement, arrangement or obligation to create or give an Encumbrance in relation to any of the Option Shares (except for the shareholders agreement to which the Partnership is a party). No person has claimed to be entitled to an Encumbrance in relation to any of the Option Shares.

5.	COSTS, FEES AND EXPENSES

Except where this Option Agreement provides otherwise, each Party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Option Agreement and of each document referred to in it.

6.	GENERAL

6.1	This Option Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

6.2	This Option Agreement can only be varied in writing by an instrument signed by or on behalf of each Party.

6.3	The failure to exercise or delay in exercising a right or remedy provided by this Option Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Option Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

6.4	The Parties’ rights and remedies contained in this Option Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

6.5	The invalidity, illegality or unenforceability of any provision of this Option Agreement does not affect the continuation in force of the remainder of this Option Agreement.

6.6	The provisions of this Option Agreement shall be binding upon the Parties’ respective legal personal representatives, successors and permitted assigns.

6.7	Except where expressly provided in this Option Agreement, a person who is not a Party to this Option Agreement (including but not limited to a participant in Topco’s management equity plan) has no right to enforce any term of this Option Agreement.

6.8	Each of the Parties agrees to use its or his reasonable endeavours to take all such action, including, without limitation, to exercise shareholder voting rights, or procure that all such action is taken as is reasonable in order to implement the terms of this Option Agreement or any transaction, matter or thing contemplated by this Option Agreement.

7.	GOVERNING LAW AND ARBITRATION

7.1	This Option Agreement is governed by and must be interpreted according to the Laws of The Netherlands.

7.2	Any dispute arising out of, or relating to this Agreement shall, if possible, be settled amicably by negotiation between the Parties. If such dispute cannot be amicably settled, then it shall be exclusively referred to and finally determined by the Dutch Arbitration Institute. Proceedings shall take place in The Netherlands, and will be conducted in English pursuant to the rules of the Dutch Arbitration Institute.

[Remainder of the page intentionally left blank]

On behalf of **Omega Holdco B.V.**

Signed in Frankfurt on 28 January 2011

____

Name: Christopher Kellett,
(under power of attorney of 28 January 2011)

On behalf of **Omega Management GmbH & Co. KG**

Signed in Frankfurt on 28 January 2011

____

Name: Till Prömmel
(under power of attorney of 28 January 2011)

- 7 -

SCHEDULE 1

ISSUE OF SHARES

OMEGA HOLDCO B.V.

Today,

, appeared before me,

Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam:

in the present matter acting as holder of a power of attorney of:

1.	the private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Omega Holdco B.V., having its seat in Amsterdam, the Netherlands, its address at 1079 LH Amsterdam, the Netherlands, Amsteldijk 166, and registered with the trade register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) under number 34393663 (the “Company”);

2.	the limited partnership incorporated and existing under the laws of Germany (Kommanditgesellschaft) Omega Management GmbH & Co. KG, having its seat in Wiesbaden, Germany, its address at [*], and filed at the [*] under number [*] (the ‘Management KG’);

Powers of attorney

The powers of attorney are evidenced by two (2) private deeds.

The appearing person declared:

Resolution to issue shares

On the twentieth of January two thousand and eleven the Board of Directors (bestuur) of the Company, authorised to do so in accordance with the provisions of the articles of association of the Company, resolved to grant the Management KG the right to subscribe for up to one hundred and ninety thousand seven hundred and eighty-four (190,784) shares A, ninety-five thousand three hundred and ninety-two (95,392) shares B1 and ninety-five thousand three hundred and ninety-two (95,392) shares B2 in the capital of the Company, at a rate to be determined upon issuance, under the condition that the Executive Director, subject to the approval of the chairman of the Remuneration Committee of the Company, resolves in his or her sole discretion to issue any number of the aforementioned shares per class, and to authorize the Executive Director, subject to the approval of the chairman of the Remuneration Committee, to determine the number of shares per class to be issued at each occasion and the rate at which the shares are issued, up to the total indicated number of shares.

In accordance with the aforementioned resolution of the Board of Directors (bestuur) of the Company, the Executive Director resolved on [*] to issue [*] shares [*], [and [*] shares [*]](the ‘Shares’), in the capital of the Company, each with a par value of one euro cent (EUR 0.01), at a rate of [*] per share, to the Management KG under the obligation to make the payment as provided hereinafter, which resolution was approved by the chairman of the Remuneration Committee of the Company on [*].

Method of payment

The Management KG is to pay up on the Shares in cash, in a foreign currency, being United States Dollars.

Consent payment in a foreign currency

The Company hereby confirms to consent to the payment on the Shares in a foreign currency, as referred to in article 2:191a paragraph 2 Dutch Civil Code.

Pre-emption right

With regard to the present issue of shares the Board of Directors (bestuur) of the Company, authorised to do so in accordance with article 4 of the articles of association, has resolved that the pre-emption right will be excluded.

Issue of shares

To implement the resolution to issue the Shares and the agreement entered into between the Company and the Management KG with regard to the payment on the Shares, the Company herewith issues the Shares to the Management KG under the obligation to pay up on the Shares in the method referred above.

The Shares will be numbered [*] to [*] inclusive.

The Management KG herewith accepts the Shares under the obligation referred to above.

Payment

The Company has received the payment on the Shares, being an amount of USD [*] for which acquittance is granted.

A bank has made a statement concerning payment in a foreign currency as referred to in article 2:203a paragraph 2 Dutch Civil Code, stating that the amount paid in a foreign currency can be freely converted into EUR [*], so that the payment in the foreign currency at least equals the required amount to be paid up on the Shares, being an amount of [*] (the ‘Bank statement’).

To the extent the amount paid exceeds the amount of [*], the surplus will be considered to be share premium (agio); the Management KG shall be credited for this surplus in the books of the Company.

Costs, taxes

The costs of this deed and the execution thereof will be for the account of the Company.

The Company is not a body as referred to in article 4 Legal Transactions Tax Act (Wet op belastingen van rechtsverkeer), as a result whereof no real estate transfer tax (overdrachtsbelasting) is due as a consequence of the present issue.

Attached documents

Furthermore, to this deed will be attached:

•	the powers of attorney;

•	a copy of minutes of the meeting of the Board of Directors (bestuur), evidencing the decisions indicated in this deed;

•	a copy of the written resolution of the Executive Director;

•	a copy of the written approval of the chairman of the Remuneration Committee of the Company

•	the Bank statement;

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at